El Pollo Loco Holdings, Inc. 8-K

Exhibit 10.2

Release and Consulting Agreement

1.	Separation of Employment.

(a)	The employment of Laurance Roberts (“Executive”) with El Pollo Loco, Inc. (the “Company”) is terminating on November 3, 2023 (the “Separation Date”).

(b)	As a condition of being eligible to receive the consideration pursuant to this Agreement, Executive agrees to assist with the smooth and orderly transition of Executive’s duties in a positive fashion through the Separation Date (the “Transition Period”). Executive agrees to continue to employ Executive on an at-will basis as the Chief Executive Officer (“CEO”), and Executive agrees to perform any job duties assigned by the Board of Directors, conduct himself professionally, and remain in compliance with Executive’s legal obligations toward the Company.

(c)	Unless Executive resigns or is terminated before the Separation Date, on or after the Separation Date, Executive will receive an agreement similar to this Separation Agreement confirming the terms of Executive’s departure (the “Confirming Agreement”). In the event Executive elects not to sign the Confirming Agreement or, after signing, revokes Executive’s acceptance of the Confirming Agreement within the revocation period, this Agreement shall remain in full force and effect except that Executive will not be eligible for the COBRA Premium as described in Section 2 of this Agreement.

2.            Consideration. In consideration for entering into and not revoking this Release and Consulting Agreement (this “Agreement”), the Executive shall receive the benefits set forth in Section 6(c) of the of the Employment Agreement dated as of March 9, 2022 by and between the Company and the Executive (the “Employment Agreement”). In addition, in consideration for entering into and not revoking this Agreement, the Company shall extend the exercise period for the vested options held by the Executive upon the Separation Date, as set forth in the table below, such that the vested options will remain exercisable until the earliest of (1) the three-year anniversary of the Separation Date, (2) the normal expiration date of the applicable option grant, and (3) the date of any termination of the options as a result of any corporate transaction provided for under the equity plan under which the option grant was awarded.

Option Grant Date	Grant Number	Number of Vested Options on Separation Date
10/24/22	155R	29,484
10/24/22	215R	39,684
10/24/22	12RE	42,736
10/24/22	25R	15,432
10/24/22	10R	25,510

The Company also agrees that, if Executive signs the Confirming Agreement and qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and following the Effective Date of the Confirming Agreement, the Company will pay to the insurance carriers when due, the applicable cost of health care insurance coverage for Executive and Executive’s dependents through April 30, 2024 (the “COBRA Premium”). The Company’s obligation to pay the COBRA Premium shall cease immediately if: (i) the Company determines that it cannot pay the COBRA Premium on behalf of Executive without violating applicable law, (ii) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage, or (iii) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance. Executive shall immediately provide written email notice to the Company’s Chief People Officer at rsetoguchi@elpolloloco.com when Executive becomes eligible for such health insurance prior to April 30, 2024. At the conclusion of the Company’s obligation to pay the COBRA Premiums, Executive and his/her other qualified beneficiaries may continue to purchase COBRA continuation coverage at his/her own expense, subject to applicable law, and the Company shall have no further or additional obligation or liability for continuation of any benefits.

3.             Release by the Executive. Laurance Roberts (the “Executive”), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based compensation, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to the Executive pursuant to any of the following: (1) Section 6 of the Employment Agreement; (2) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the applicable terms of such awards or as such awards are modified by this Agreement; (3) any right to indemnification that the Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that the Executive may have under COBRA; (6) any rights to payment of benefits that the Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any rights to accrued benefits under the Company’s employee benefits plans. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. The Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

4.             Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately 31 days of pay) and salary for the current pay period, the Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary, and usual benefits through the date of this Agreement.

5.           Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, the Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Executive acknowledges that he or she later may discover claims, demands, causes of action or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

6.           ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:

(a)   He or she is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(b)   He or she was given a copy of this Agreement on November 1, 2023 and informed that he or she had twenty-one (21) days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to expiration of such 21-day period, he or she should execute the Acknowledgement and Waiver attached hereto as Exhibit A;

(c)   Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(d)   He or she was informed that he or she has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing, addressed to the Company’s Chief Financial Officer and delivered in accordance with the notice provisions of the Employment Agreement, and must be received by the Company during the seven-day revocation period. In the event that the Executive exercises his or her right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.

7.           Consulting Term. Beginning on the Separation Date and continuing until December 28, 2023 (the “Consulting Term”), Executive agrees to provide such consulting services to the Company as are reasonably requested by either the Board of Directors or Chief Executive Officer of the Company from time to time; provided that Executive and the Company agree that in no event will the Company require, nor will Executive perform, a level of services during such period that would result in Executive not having a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its affiliates on the Separation Date. During the Consulting Term, Executive agrees to be available to perform consulting services for up to ten (10) hours per week, as requested at the Company’s sole discretion. The consulting services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Executive. Executive acknowledges and agrees that his status at all times during the Consulting Term shall be that of an independent contractor, and that Executive shall have the right to control and determine the method and means of performing the consulting services. Executive hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose during the Consulting Term. Executive and the Company hereby agree that Executive shall be entitled to the Company will pay Executive a total cash payment of $ $53,846.16. This cash payment shall be paid in substantially equal installments on a bi-weekly basis in accordance with the Company’s standard payroll practices over a period of sixty consecutive days following the Separation Date.

8.           No Transferred Claims. The Executive represents and warrants to the Company that he or she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

9.           Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)   Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)   Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(d)   Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)   Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)   Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 2023, at ______________________ County, __________.

“EXECUTIVE”

/s/
LAURANCE ROBERTS

EXECUTED this ________ day of ________ 2023, at ______________________ County, __________.

“COMPANY”

EL POLLO LOCO, INC.

By:	/s/
Rosanne Setoguchi
Chief People Officer

Exhibit A

ACKNOWLEDGMENT AND WAIVER

I, Laurance Roberts, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ___ day of ____________ 2023, at ___________ County, _________.

/s/
Print Name: Laurance Roberts